Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA COMPLETES STRATEGIC AND TRANSFORMATIVE ACQUISITION OF SUNRISE GROWERS

Acquisition of high growth, margin enhancing business accelerates development of value-added consumer products platform

Expands presence in rapidly growing frozen fruit category and diversifies customer base

TORONTO, Oct. 12, 2015 - SunOpta Inc. (Nasdaq:STKL) (TSX:SOY), a leading global company focused on organic, non-genetically modified and specialty foods, announced today it has completed the strategic acquisition of Sunrise Holdings (Delaware), Inc. (“Sunrise Growers”), from an investor group led by affiliates of Paine & Partners LLC, for $444 million plus certain purchase price adjustments.

Sunrise Growers is the leading processor of conventional and organic individually quick frozen (“IQF”) fruit in the United States. Sunrise Growers offers an assortment of frozen fruit products in a variety of packaging formats serving retail private label and foodservice customers. Sunrise maintains a global sourcing network providing year-round access to critical fruit supply, and operates a highly scalable processing footprint including facilities in California, Kansas and Mexico, with approximately 300 full-time and 2,000 seasonal employees. The acquisition complements SunOpta’s existing frozen fruit and fruit ingredient processing operations, utilizes its global sourcing network and is expected to create significant operational efficiencies as the strengths of both organizations are leveraged.

“We believe the acquisition of Sunrise Growers is transformative for our company as it provides us with the leading market position in conventional non-GMO and organic IQF fruit in the United States, and is expected to enhance our product mix, increase our revenue growth and margin profile, provide multiple synergy opportunities and leverage our strategic focus on integrated consumer products,” said SunOpta’s President and Chief Executive Officer, Rik Jacobs. “The addition of Sunrise Growers further expands our integrated consumer products segment which is focused on three key platforms: healthy fruit, healthy beverages and healthy snacks. We are excited to have the team from Sunrise join SunOpta and they will take a leadership role in the integration and development of our healthy fruit platform.”

SunOpta financed the acquisition through proceeds from an offering of $100 million of common shares which were issued on September 30, 2015, a $330 million second lien loan which closed contemporaneously with the closing of the acquisition of Sunrise Growers, plus borrowings under its existing North American credit facilities.

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on organic, non-genetically modified (“non-GMO”) and specialty foods. The Company specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. The Company’s organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable based product offerings, supported by a global sourcing and supply infrastructure. The Company also holds an approximate 66% ownership position in Opta Minerals Inc. (TSX:OPM), a producer, distributor, and recycler of industrial minerals and silica-free abrasives. Opta Minerals is a non-core holding.

Forward Looking Statement:

Certain statements included in this press release may be considered “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our expectation that the Sunrise acquisition creates significant operational efficiencies and will be transformative for us and the impact of the acquisition on our product mix, revenue growth and margin profile. Terms and phrases such as “expected” “believe”, “will” and other similar terms and phrases are intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate in the circumstances. The Company makes no representation that reasonable business people in possession of the same information would reach the same conclusions. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties include, but are not limited to: risks associated with acquisitions generally such as failure to retain key management and employees of Sunrise Growers; issues or delays in the successful integration of Sunrise Grower’s operations with those of the Company including incurring or experiencing unanticipated costs and/or delays or difficulties, future levels of revenues or synergies being lower than expected and costs being higher than expected; failure or inability to implement growth strategies in a timely manner; risks associated with integrating the operations, systems, and personnel of Sunrise Growers; conditions affecting the frozen fruit industry generally; local and global political and economic conditions; conditions in the securities market that are less favourable than expected; and changes in the level of capital investment, as well as other risks described from time to time under “Risk Factors” in the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

SunOpta Inc.

Public Relations

Rob Litt, Director Global Communications

Tel: 952-893-7863

Rob.litt@sunopta.com